As filed with the Securities and Exchange Commission on November 4, 1997

                                                     Registration No. 333-28175
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                      Post-Effective Amendment No. 1 to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                    under
                          THE SECURITIES ACT OF 1933

                       Lexington B & L Financial Corp.
             (Exact name of registrant as specified in its charter)


         Missouri                          6035                  43-1739555
------------------------------- ----------------------------  ----------------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)   Identification
                                                              No.)

                                ----------------------------



                                     919 Franklin Avenue
                                 Lexington, Missouri 64067
                                       (816) 259-2247

(Address, including ZIP code, and telephone number, including area code, of Registrant's principal executive office)

                                ----------------------------



                                Paul M. Aguggia, Esq.
                                Aaron M. Kaslow, Esq.
                                  Breyer & Aguggia
                         1300 I Street, N.W., Suite 470 East
                              Washington, D.C.   20005
                                    (202) 737-7900
(Name and address, including ZIP code, and telephone number, including area code, of agent for service)

                                ----------------------------



           Approximate date of commencement of proposed sale to the public:
                                  Not applicable.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box. [   ]

DEREGISTRATION OF SHARES

           Lexington B & L Financial Corp. (the "Company") hereby amends its Registration Statement on Form S-4 to remove from registration thereunder 53,889 shares of its common stock, $.01 par value per share, which remained unissued after consummation of the acquisition of Lafayette Bancshares, Inc. ("Lafayette") on October 1, 1997.

           The Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") on May 30, 1997, as amended by Amendment No. 1 thereto filed with the SEC on July 9, 1997, registered 150,000 shares of the Company's common stock for possible issuance in exchange for common stock, par value $1.00 per share, of Lafayette in connection with the acquisition of Lafayette pursuant to the Agreement and Plan of Mergers dated as of March 12, 1997 between the Company, Lafayette and Lafayette County Bank of Lexington/Wellington (the "Agreement"). The Agreement provided that at the effective time of the merger each share of Lafayette's common stock would be converted into $.92 in cash plus shares of the Company's common stock. The 150,000 shares registered represented the maximum amount of the Company's common stock that could be issued to shareholders of Lafayette under the Agreement.

           At the effective time of the merger, pursuant to the Agreement, all outstanding shares of Lafayette's common stock were converted into $.92 in cash plus .0851 share of the Company's common stock. In lieu of issuing fractional shares, the Company paid $152.13 in cash to Lafayette stockholders, equal to the number of fractional share interests resulting from the merger, aggregating
9.45 shares, multiplied by $16.098. A total of 96,111 shares of the Company's common stock and $1,039,292.13 were issued and paid to Lafayette shareholders in connection with the merger. Consequently, 53,889 shares of the Company's common stock originally registered in the Registration Statement on Form S-4 were not issued in the merger and are being deregistered.

                                       SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lexington, Missouri on the 4th day of November, 1997.

                                       Lexington B & L Financial Corp.


                                       By:  /s/ Erwin Oetting, Jr.
                                            ----------------------
                                            Erwin Oetting, Jr.
                                            President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                          Title                    Date
----------                          -----                    ----




/s/ Erwin Oetting, Jr.    President and Director             November 4, 1997
------------------------  (Principal Executive Officer)
Erwin Oetting, Jr.




/s/ E. Steva Vialle       Treasurer, Chief Financial         November 4, 1997
------------------------  Officer, Secretary and Director
E. Steva Vialle           (Principal Financial
                          and Accounting Officer)




/s/ Charles R. Wilcoxon*  Director                           November 4, 1997
------------------------
Charles R. Wilcoxon




/s/ Glenn H. Twente*      Director                           November 4, 1997
------------------------
Glenn H. Twente




/s/ Steve Oliaro*         Director                           November 4, 1997
------------------------
Steve Oliaro




/s/ Norman Vialle*        Director                           November 4, 1997
------------------------
Norman Vialle



____________
* By power of attorney dated May 30, 1997.


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